Exhibit 11

                       JAMES RIVER CORPORATION of Virginia

                        COMPUTATION OF EARNINGS PER SHARE
          For the Quarters (13 Weeks) and Nine Months (39 Weeks) Ended
                    September 29, 1996 and September 24, 1995
                     (in millions, except per share amounts)

                                             Third Quarter         Nine Months
PRIMARY:                                    1996       1995       1996     1995

Net earnings applicable
  to common shares                     $    62.8  $    22.7  $    78.0  $  61.0

Weighted average number of common
  shares and common share equivalents:

  Common shares outstanding                 85.5       83.4       85.1     82.4

  Issuable upon exercise of outstanding
    stock options and pursuant to a
    deferred stock award plan                1.9        3.7        2.0      5.0

  Assumed conversion of dilutive
    convertible preferred stock             15.4

  Less assumed acquisition of common
    shares, using proceeds from stock
    options and the impact of a deferred
    stock award plan, under the treasury
    stock method                            (1.4)      (2.3)      (1.4)    (3.2)

                                           101.4       84.8       85.7     84.2

Primary earnings per common share       $    .62   $    .27   $    .91  $   .73



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Exhibit 11 (continued)

                       JAMES RIVER CORPORATION of Virginia

                        COMPUTATION OF EARNINGS PER SHARE
          For the Quarters (13 Weeks) and Nine Months (39 Weeks) Ended
                    September 29, 1996 and September 24, 1995
                     (in millions, except per share amounts)

                                           Third Quarter          Nine Months
Fully Diluted:                            1996       1995       1996       1995

Net Earnings Applicable
  To Common Shares                     $  69.0    $  22.7    $  78.0    $  61.0

Weighted Average Number Of Common
  Shares And Common Share Equivalents:

  Common Shares Outstanding               85.5       83.4       85.1       82.4

  Issuable Upon Exercise Of Outstanding
    Stock Options And Pursuant To A
    Deferred Stock Award Plan              3.2        3.7        2.6        5.0

  Assumed Conversion Of Dilutive
    Convertible Preferred Stock           27.5

  Less Assumed Acquisition Of Common
    Shares, Using Proceeds From Stock
    Options And The Impact Of A Deferred
    Stock Award Plan, Under The Treasury
    Stock Method                          (2.6)      (2.3)      (1.9)      (3.2)

                                         113.6       84.8       85.8       84.2

Fully Diluted Earnings Per Common Share $  .61   $    .27   $    .91        .73




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Exhibit 11 (continued)

                       JAMES RIVER CORPORATION of Virginia

                        NOTES TO COMPUTATIONS OF EARNINGS
                                    PER SHARE


     Primary earnings per common share is computed by dividing net income, after deducting dividends on outstanding preferred shares, by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Common share equivalents consist of shares issuable pursuant to stock options, a deferred stock award plan and Series P 9% Cumulative Convertible Preferred Stock, and are calculated using an average market price for the period.

     Fully diluted earnings per common share is computed using the same method as for the primary computation except that (i) common share equivalents are computed using the higher of the market price at the end of the period or the average market price for the period, and (ii) the average number of common shares and dilutive common share equivalents outstanding is increased by the assumed conversion, if dilutive, of the Company's Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock, its Series L $14.00 Cumulative
Convertible  Exchangeable  Preferred  Stock,  its  Series  N  $14.00  Cumulative
Convertible  Exchangeable  Preferred  Stock,  and  its  Series  P 9%  Cumulative
Convertible Preferred Stock. Conversions of all convertible preferred stocks have been assumed for the third quarter of 1996, as such conversions are dilutive; however, such conversions are not dilutive for the other periods presented.